EXHIBIT 10.14

FIRST BANK
SALARY PHANTOM STOCK PLAN

I. PURPOSE OF THE PLAN

     First Bank (the “Company”) adopts the First Bank Salary Phantom Stock Plan (the “Plan”) for certain executive Employees of the Company. The Plan is created to promote the growth of the Company by attracting and retaining personnel with the ability to make a substantial contribution to the success of the Company.

     The Company intends that the Plan shall at all times be administered and interpreted as an unfunded Plan for a select group of management and highly compensated employees who contribute materially to the continued growth of the Company and so as to qualify for all available exemptions from Title I of the Employee Retirement Income Security Act of 1974, if it is applicable.

     This Plan shall be effective as of March 31, 2012.

II. DEFINITIONS

     2.1 “Account” means a bookkeeping device established on the books of account of the Company to measure amounts accumulated by and payable to Participants and Beneficiaries.

     2.2 “Administrator” or “Plan Administrator” means a committee or an individual appointed by the Board of Directors of First Banks, Inc. to administer the Plan.

     2.3 “Affiliate” means (1) a corporation that is a member of the same controlled group of corporations (pursuant to Section 414(b) of the Code) as the Company, (2) a trade or business (whether or not incorporated) under common control (pursuant to Section 414(c) of the Code) with the Company, (3) any organization (whether or not incorporated) that is a member of an affiliated service group (as described in Section 414(m) of the Code) that includes the Company, a corporation described in clause (1) or a trade or business described in clause (2), or (d) any other entity that is required to be aggregated with the Company pursuant to Regulations promulgated under Section 414(o) of the Code.

     2.4 “Award” means a grant of Phantom Units.

     2.5 “Award Agreement” an agreement entered into between the Company and the Participant evidencing the terms of Phantom Units.

     2.6 “Beneficiary” means the person who becomes entitled to receive a Participant’s interest in the Plan in the event of a Participant’s death.

     2.7 “Code” means the Internal Revenue Code of 1986, as amended.

     2.8 “Company” means First Bank.

     2.9 “Employee” means an individual whose relationship with the Company or an Affiliate is, under the common law, that of an employee. Any individual who has been engaged by the Company or an Affiliate to provide services as a consultant, independent contractor, director, leased employee (including those defined in Code Section 414(2)), pursuant to written agreement or classification established by the Company or Affiliate, shall not be considered to be an Employee. In addition, any such service provider who is subsequently found, pursuant to judicial or governmental agency determination, to be or to have been a common law employee shall, nevertheless, not be considered an Employee.

     2.10 “Participant” means an Employee who is eligible to receive an Award of Phantom Units including any Employee who has received an Award and who has an Account in the Plan whose value has not been paid out.

     2.11 “Phantom Unit” means a contractual right to receive a payment in cash equal to the Value of a Phantom Unit as determined below plus other benefits or rights specified in any applicable Award Agreement.

     2.12 “Plan” means the First Bank Phantom Salary Stock Plan, as it may be amended from time to time.

     2.13 “Value of a Phantom Unit” shall be determined as follows. The Value of a Phantom Unit granted during the period from the date of adoption of the Plan through April 29, 2012 shall equal ten dollars ($10.00). The Value of each Phantom Unit thereafter shall be re-determined effective as of the 30th day of the first month of each of each subsequent calendar quarter by application of the following formula:

     Value of a Phantom Unit = .85A + B/15,000,000 + C/15,000,000

Where the variables have the following assigned meanings:

A equals the Value of a Phantom Unit at the start of the current calendar quarter.

B equals consolidated Pre-Tax Net Income for the Company for the immediately preceding calendar quarter as determined for financial statement purposes, using generally accepted accounting principles and adjusted for or excluding significant, extraordinary, nonrecurring or unusual items as determined to be appropriate in the discretion of the Plan Administrator and as approved by the Compensation Committee of the Board of Directors of First Banks, Inc.

C equals Pre-Tax Net Income as determined above and further adjusted to exclude the Provision for Loan Losses, Loan Professional Fees, ORE write-downs, and ORE expenses reflected on the Company’s financial statements for the immediately preceding calendar quarter.

The Value of a Phantom Unit will be determined once per quarter, on the 30th day following the end of the prior calendar quarter using the foregoing calculation. The Value of a Phantom Unit so determined will be applicable starting on the 30th day of the first month of each calendar quarter until re-determined on the 30th day of the first month of the next calendar quarter.

III. ELIGIBILITY.

     Participants will be chosen from time to time by the Administrator, in his or her sole discretion, from Employees who are considered Senior Executive Officers, as defined in Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”) as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), and regulations issued thereunder, and Most-Highly Compensated Employees (who are not Senior Executive Officers) as defined in 31 CFR Part 30, §30.1, Q-1 (definition of Most Highly Compensated Employee) of regulations issued pursuant to EESA and ARRA as related to entities who have received financial assistance under the Troubled Assets Relief Program.

IV. GRANTING OF AWARDS

     4.1 Grant of Awards. The Administrator may, in his or her sole discretion and at any time, grant Awards of Phantom Units to any Participant. Participation in the Plan will be evidenced by an Award Agreement containing such terms and conditions, not inconsistent with the Plan, as the Administrator determines appropriate. Participation will become effective upon the execution by the Participant of an Award Agreement

     4.2 Awards as Salary. Awards will be granted as part of a Participant’s base salary on a semi-monthly installment basis, in such specific dollar amount as determined appropriate by the Administrator and as Phantom Units, net of applicable withholdings and other deductions.

     4.3 Phantom Units Awarded. The number of Phantom Units to be awarded to a Participant for any pay period will be determined by (1) identifying the amount of salary to be awarded as Phantom Units, (2) subtracting from that salary amount all applicable tax withholdings and other deductions immediately applicable, i.e. taxes under the Federal Insurance Contributions Act, 26 U.S.C. §§3101 through 3128 and not income taxes, to generate a preliminary net salary, (3) then dividing the preliminary net salary amount to be paid in Phantom Units by the Value of a Phantom Unit in effect on the day on which the Award is made.

     4.4 Payroll Practices. Except as otherwise determined by the Plan Administrator, Participant’s salary shall be payable pursuant to regular Company payroll practices for similarly situated employees, as in effect from time to time. The Company shall satisfy all applicable withholding and deduction obligations as it determines appropriate.

     4.5 Adjustment of Phantom Units. To the extent that the Value of a Phantom Unit cannot reasonably be re-determined on the 30th day of the first day of the month following the end of the prior calendar quarter due to a delay in determination of the Company’s financial results or other reasons, the number of Phantom Units to be awarded will be determined preliminarily using the Value of a Phantom Unit for the prior quarter. The number of Phantom Units awarded will be adjusted as soon as practicable after a determination of the financial results of the prior quarter.

V. VESTING OF AWARDS OF PHANTOM UNITS

     Each individual Award of Phantom Units shall be fully vested and shall become non-forfeitable upon its grant as salary and shall not be forfeited under any circumstance, except to correct a mistake or to adjust as appropriate with respect to a material restatement of earnings after the 30th day of the first month of a quarter. Provided, however, that no Participant or Beneficiary shall have any vested or non-forfeitable right to continuation of this Plan, or Awards of Phantom Units, any options or elections or compensation deferral opportunities hereunder. Furthermore, no Participant shall have any vested or non-forfeitable right to continued deferrals of compensation or to any values or benefits associated therewith.

VI. PARTICIPANT ACCOUNTS, CREDITING OF PHANTOM UNITS AND VALUE

     6.1 Establishment of Accounts. An Account shall be established on the books of the Company for each Participant to whom Phantom Units have been awarded and shall be maintained as the Administrator determines appropriate.

     6.2 Crediting Compensation Deferrals to Elective Deferral Accounts and Tax Withholding. The Plan Administrator shall credit to each Participant’s Account all Phantom Units awarded to the Participant as soon as practicable after the date on which the Units would otherwise have been paid as cash compensation.

     6.3 Risk of Loss. Each Participant assumes the risk of gain or loss for any change in value of his or her Account and Phantom Units based upon the fluctuation in the Value of a Phantom Unit.

     6.4 Valuation of Accounts. The value of a Participant’s Account as of any Valuation Date shall equal the sum of (a) all Phantom Units credited to the Participant’s Account, less (b) all Phantom Units credited to the Participant’s Account that have been cashed out or distributed to the Participant or the Participant’s Beneficiary, (c) multiplied by the Value of a Phantom Unit in effect as of the date of measurement.

     6.5 Statement of Account. The Plan Administrator shall provide, or make available, to each Participant, at least annually, a statement setting forth the balance of the Participant’s Account.

VII. PAYMENT OF VALUE OF AWARDS OF PHANTOM UNITS

     7.1 Payment. A payment shall be made to a Participant in settlement of and in exchange for Participant’s Phantom Units in the manner, time and amount described below.

     7.2 Quarterly Distributions. The Value of Phantom Units credited to a Participant’s Account during each calendar quarter will be paid to the Participant (or the Participant’s Beneficiary if the Participant is deceased) in cash within 30 days following the fourth quarterly determination of value, as provided in section 2.13, after the award of Phantom Units to the Participant. The Value of those Phantom Units will be determined using the Value of a Phantom Unit in effect on the last day of the calendar quarter that is one year after the close of the calendar quarter in which the Units were awarded. For example, if a Participant is awarded Phantom Units in March 2012, the Participant will be paid in cash for those Units no later than May 30, 2013 using a Value of Phantom Units effective April 30, 2013 as determined in Section II of this Plan.

     7.3 Cancellation of Distributed Phantom Units. Phantom Units whose Value has been distributed will be cancelled, will be removed from the Participant’s Account and will no longer have any value.

VIII. BENEFICIARY AND BENEFICIARY DESIGNATION

     8.1 Beneficiary Designation. Subject to Section 8.2, each Participant may designate one (1) or more person(s) or an entity(ies) as Beneficiary (both primary as well as contingent) to whom Plan benefits shall be paid in the event of such Participant’s Death prior to complete distribution of the Participant’s Account. Each Beneficiary designation shall be in a writing as prescribed by the Plan Administrator and shall be effective only when filed with the Plan Administrator during the Participant’s lifetime as the Administrator may establish.

     8.2 Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by filing of a new Beneficiary designation with the Plan Administrator. Filing of a properly completed Beneficiary designation shall cancel all Beneficiary designations previously filed.

          (a) No Beneficiary Designation. If any Participant fails to properly designate a Beneficiary or if the Beneficiary(ies) designated predecease the Participant, the Participant’s Beneficiary shall be the Participant’s surviving spouse, if any. If the Participant is not survived by a spouse, then the entire remaining undistributed balance to the credit of the Participant in his or her Account shall be paid: (i) first, to the Participant’s children (including adopted children) per stirpes and (ii) second, if no spouse or children survive the Participant, to the Participant’s estate.

          (b) Beneficiary of a Beneficiary. If a Participant dies and has left a valid Beneficiary designation or has a surviving spouse who becomes the Beneficiary at death, and the Beneficiary dies after the Participant before all balances due have been paid, then the Participant’s Account balances shall be distributed to the estate or personal representative of the deceased Beneficiary.

          (c) Automatic Beneficiary Change. If a Participant designates as Beneficiary his or her spouse and the Participant later becomes divorced from that spouse, the former spousal beneficiary designation automatically shall become null and void; provided, however, the Participant may reactivate such designation by naming the former spouse as Beneficiary after the date upon which the divorce became final.

     8.3 Effect of Payment. Payment to a specified or deemed Beneficiary shall completely discharge the Company’s obligations under this Plan.

IX. ADMINISTRATION

     9.1 Plan Administrator. The Plan Administrator shall have the powers, rights and duties set forth in the Plan and shall have full discretionary authority to interpret the Plan and resolve all questions under it. The Plan Administrator shall also be authorized to prescribe and rescind any rules as it deems appropriate for proper Plan administration. If a Participant is assisting the Plan Administrator (either individually or as a member of a committee), the Participant may not decide or participate in the decision, on any matter concerning such Participant’s benefits.

     9.2 Agents. The Plan Administrator may employ agents and delegate to them such duties as he or she sees fit, and may consult with counsel who may be counsel to the Company.

     9.3 Binding Effect of Decisions. All decisions and determinations by the Plan Administrator shall be final, conclusive and binding on the Company, Participants, Beneficiaries and any other persons having or claiming an interest hereunder.

     9.4 Indemnification of Plan Administrator and Others. To the extent permitted by law, the Company shall indemnify and hold harmless its employees, officers, directors and the Plan Administrator from all loss, damage or liability, including payment of expenses in connection with defense against any such claim, for their acts, omissions and conduct (and for the acts, omissions and conduct of their duly appointed agents and consultants) performed or omitted in connection with the operation, administration or performance of any duties or actions with respect to this Plan except for those acts, omissions or conduct resulting from the willful misconduct, willful failure to act, gross negligence or breach of any service contract which any may have for or with respect to the Plan. Provided, however, that if any party would otherwise be entitled to indemnification hereunder in respect of any liability and such party shall be insured against loss as a result of such liability by any insurance contact or contracts, such party shall be entitled to indemnification hereunder only to the extent by which the amount of such liability shall exceed the amount thereof payable under such insurance contact or contracts.

X. CLAIMS PROCEDURES

     10.1 Claims. A Participant who believes that he or she is being denied a benefit to which he or she is entitled or has any other grievance or issue concerning Plan operation, may file a written request for such benefit or resolution of the issue with the Company’s Senior Human Resource Officer stating the claim or issue. Such claim or request for determination must be submitted within ninety (90) days of occurrence the events which gave rise to the claim or dispute.

     10.2 Claim Decision. The Plan Administrator shall reply to any such claim within 90 days of receipt, unless it determines to extend such reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, such reply shall include a written explanation stating: (a) the specific reason(s) for such denial, (b) the provisions of this Plan on which such denial is based; (c) a description of any additional information necessary to perfect the claim; (d) the process if the Participant wishes to submit the claim for review.

     10.3 Review of Claim Denial. Within sixty (60) days after written notice of denial of the claim is issued, the Participant may file a written request, through the Plan Administrator, requesting that he or she conduct a review.

          (a) The Participant may review pertinent documents considered and must submit all arguments and evidence supporting his or her position in writing. Any evidence or arguments not submitted during the initial claim determination or appeal may not be used or introduced as evidence in any subsequent legal or other action challenging the final decision.

          (b) The Plan Administrator shall issue the Participant a written decision on the claim within sixty days after the receipt of the Participant’s request for review. Such decision shall (i) be in writing, (ii) include the specific reasons for the decision and (iii) refer to the pertinent Plan provisions upon which the decision is based.

     10.4 Effect of Claim and Appeal Process. This claim and appeal procedure is the exclusive method of contesting denials of benefits, interpretations and actions made or taken under the Plan.

          (a) If this claim and appeal procedure is not exhausted as specified, a Participant or anyone claiming through such Participant shall be foreclosed from further contesting any determination through legal process or otherwise.

          (b) Any action brought by a Participant to contest an adverse Plan decision or action will be heard by a court as a review of an administrative decision.

          (c) A reviewing court will render a decision based exclusively upon the materials and evidence assembled, received and considered by the Company in the claim and appeal process.

          (d) A reviewing court will give maximum deference to the final decision of the Plan Administrator and will not overturn that decision unless it is found to be arbitrary and capricious and without any reasonable basis.

          (e) Participants and any persons claiming through them agree to waive their rights to a trial by jury of any claims they may have with respect to this Plan.

     10.5 Time for Filing Suit. No lawsuit may be initiated under this Plan, to obtain benefits under it or to challenge any Plan decision after more than eighteen (18) months after a final decision on appeal hereunder.

XI. MISCELLANEOUS

     11.1 Voting and Stockholder Rights. A Participant will not have any dividend, voting, distribution or other stockholder rights by reason of any Award of Phantom Units. Awards of Phantom Units create no ownership or equity interests in the Company or any Affiliate.

     11.2 No Strict Construction. No rule of strict construction will be applied against the Company or the Administrator in the interpretation of the Plan, any Award, or any rule established and no provision of this Plan shall be construed against the drafter.

     11.3 Withholding of Taxes. The Company shall withhold from all Plan payments such income and employment taxes which the Company determines appropriate.

     11.4 Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide compensation for a select group of management or highly compensated employees. If it is determined to be subject to the Employee Retirement Income Security act of 1974, as amended (“ERISA”), it is intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.

     11.5 Unsecured General Creditor. Participants, their Beneficiaries, and all others have no rights or interests in any property of the Company or its Affiliates, including any life insurance policies, annuity contracts, or proceeds there from. Assets of the Company shall not be held under any trust for the benefit of Participants, their Beneficiaries, or others or as collateral security for fulfilling obligations of the Company under this Plan. The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future and each Participant or Beneficiary shall be treated as a general unsecured creditor of the Company and shall have no greater right to any assets other than an unsecured creditor.

     11.6 Payment Responsibility. The obligation to pay or provide for payment of a benefit hereunder to any Participant or his or her Beneficiary shall, at all times, be the sole and exclusive liability and responsibility of the Company.

     11.7 Inability to Locate Participant or Beneficiary. If the Plan Administrator is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving a distribution hereunder, the entire amount allocated to the Participant’s Account shall be held pending application of relevant escheat rules.

     11.8 No Contract of Employment. Nothing in this Plan or Award Agreement shall be construed as giving any Participant the right to be retained in the service of the Company or an Affiliate or as being a contract of employment for any term whatsoever.

     11.9 Obligations to Company. Notwithstanding the provisions of Section 11.11, if a Participant becomes entitled to a distribution hereunder, and if at such time the Participant has outstanding any debt, or other liability to the Company or an Affiliate, the Company may offset such amount owed against the amount distributable.

     11.10 No Liability for Action or Omission. Neither the Company nor any director, officer or employee of the Company shall be liable in any manner to any Participant, Beneficiary or any other person claiming through them for any benefit or action taken or omitted in connection with interpretation and administration of this Plan.

     11.11 Non-Alienation of Benefits. Except for withholding of taxes and as provided at Section 11.9, all amounts payable hereunder shall be paid only to the person(s) designated by the Plan and to no one else. No part of a Participant’s Account or any benefit hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or any other encumbrance of any kind or to any attachment, garnishment, or other legal process of any kind. Any attempt by a person (including a Participant or a Participant’s Beneficiary) to anticipate, alienate, sell, transfer, assign, pledge, or otherwise encumber any benefits shall be void.

     11.12 Payments to Incompetents or Minors. If the Plan Administrator receives evidence satisfactory to it that any person entitled to receive a benefit is, when such benefit becomes payable, either a minor or physically or mentally incompetent to receive such benefit and to give a valid release therefore, and that another person or an institution is then maintaining or has custody of said person (such as a guardian, committee or other representative of the estate of such person), the Plan Administrator may authorize the payment of the benefit, otherwise payable to such person, to such other person or institution. Such payment shall constitute a valid and complete discharge of the Company.

     11.13 Liability for Benefit Payments and Successorship. The Plan shall not be automatically terminated by the Company’s acquisition by or merger into any other entity, but shall be continued. All rights to amend, modify, suspend or terminate the Plan shall be transferred to the successor as of the effective date of the merger or acquisition. This Plan and all of its terms shall be binding upon such successors and the Company’s assigns.

     11.14 Governing Law and Venue for Disputes. This Plan shall be construed in accordance with and governed by the laws of the State of Missouri to the extent not superseded by federal law, without reference to Missouri’s conflict of laws provisions. Any action, dispute or challenge regarding the interpretation or enforcement of this Agreement must be brought and litigated in the United States District Court for the Eastern District of Missouri, if it otherwise has subject matter jurisdiction, or otherwise in the Circuit Court for the County of St. Louis, Missouri, Twenty-First Judicial Circuit. Such litigation or proceeding shall be before a judge without benefit of jury and all parties hereto and seeking benefits hereunder agree to waive any rights that they may otherwise have to trial by jury of any matter relating to this Plan.

     11.15 Correction of Defects and Overpayment. The Company and Plan Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any payment as it deems appropriate. If a Participant is overpaid or receives amounts which the Company determines have been incorrectly paid to the Participant, the Participant shall return such payments to the Company upon demand.

     11.16 Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

     11.17 Acceptance of Terms. As a condition to receipt of benefits under the Plan, each Participant agrees to accept the terms of this Plan.

     11.18 No Fiduciary Relationship. Nothing contained in this Plan, and no action taken pursuant to its provisions by the Company, Plan Administrator or any other person shall create, or be construed to create a fiduciary relationship between the Company or Administrator and any Participant or Beneficiary.

     11.19 Securities Laws. Each Award of Phantom Units will be subject to the condition that such Award may be cancelled and forfeited, regardless of its vested status, if the Administrator determines that the grant or existence of such Award may violate the securities laws of the United States or any governmental authority.

     11.20 409A Compliance. It is the intention of the parties that this Agreement and the Awards of Phantom Units made hereunder will comply with the provisions of Section 409A of the Code to the extent, if any, that such provisions are applicable to the Agreement, and the Plan will be administered consistently with this intent. If any payments hereunder may be deemed to be nonconforming deferred compensation subject to taxation under the provisions of Section 409A, Participants agree that the Company, without the consent of the Participant, may modify the Plan and the awards made pursuant to it to the extent the Administrator deems advisable or take such other action that the Administrator deems appropriate in order either to preclude any such payments or benefits from being deemed “deferred compensation” within the meaning of Section 409A or to provide such payments or benefits in a manner that complies with the provisions of Section 409A such that they will not be taxable there under.

XII. AMENDMENT AND TERMINATION

     12.1 Amendment. The Plan may be amended, suspended, or terminated at any time by Company or the Plan Administrator in their sole discretion; provided, however, that no such amendment, suspension or termination shall result in any reduction in the value of the vested and non-forfeitable portion of a Participant’s Account balance determined as of the effective date of such amendment.

          In addition, the Plan, and/or the terms of any Award Agreement may be amended at any time and in any respect by the Company or by the Plan Administrator if and to the extent recommended by counsel in order to conform to the requirements of Code Section 409A and regulations there under or as required by law.

     12.2 Termination. In the event of any suspension or termination of the Plan, payment of Participants’ Accounts shall be made under and in accordance with the terms of the Plan and the applicable elections; provided, however, that the Plan Administrator may determine, in its sole discretion, to accelerate payments to all Participants if and to the extent that such acceleration is permitted under Code Section 409A and regulations there under.

     12.3 Notice. Notice of any amendment or termination shall be given to each Participant and Beneficiary of any deceased Participant entitled to benefits to the extent such amendment or termination would impact their benefit.

PHANTOM UNIT AWARD AGREEMENT AND AGREEMENT REGARDING
PORTION OF SALARY PAYABLE IN PHANTOM UNITS

     AGREEMENT dated as of the ___ day of __________________, 2012 (this “Agreement”) by and between First Bank (the “Company”) and ___________ (the “Executive”).

     WHEREAS, the Company has determined that going forward and until the Compensation Committee determines otherwise Executive’s base salary will be payable partly in cash and partly in Phantom Stock Units (“Phantom Units”).

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Plan Terms. The terms of this Agreement will be supplemented by the terms of the First Bank Salary Phantom Stock Plan (the “Plan”) which is incorporated herein and attached hereto and all awards of Phantom Units will be governed by the Plan. If the Plan and this Agreement are inconsistent, the Plan will govern. Interpretations of the Plan and this Agreement by the Plan Administrator are final and binding.

     2. Amount of Phantom Unit Award. Starting with the first semimonthly pay period commencing on _________________, a portion of Executive’s salary for each such semimonthly equal to $ _________ will be paid in the form of Company Phantom Units, net of applicable FICA withholdings and other applicable deductions, if any. The cash value of the Units awarded will be immediately subject to FICA taxation but their value will not be subject to income taxation until actually paid in cash.

     Unless otherwise provided in this Agreement, Executive’s salary shall be payable in accordance with the Company’s regular payroll practice for similarly situated employees. The Company may withhold from salary such federal, state or local or foreign taxes as it determines appropriate.

     3. Vesting, Non-Forfeitability, Non-Transferability. Once awarded, the Phantom Units will be fully vested and not subject to the risk of forfeiture or any requirement of future service. Phantom Units may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered.

     4. Determination of Number of Phantom Units. The number of Phantom Units, each representing the right to receive an amount of cash equal to the calculated value of a Phantom Unit at time of distribution, awarded to Executive as part of Executive’s semimonthly salary will be calculated as follows:

  First, determine the semimonthly Phantom Unit Salary determined in Paragraph 2 above;

  Second, subtract the amount of then applicable FICA tax withholdings and other applicable deductions to generate the net salary payable in Phantom Units.

  Third, divide the net salary amount to be paid in Phantom Units by the calculated value per Phantom Unit in effect for the calendar quarter in which the Units are issued.

     5. Shareholder Rights. Executive has no rights as a shareholder of the Company, including no voting or dividend or distribution rights, by virtue of awards of Phantom Units.

     6. Cash Payment. All awards of Phantom Units made during a calendar quarter will be settled in cash as provided by section 7.2 of the Plan. These payments will be subject to all federal, state and local income withholding taxes determined by the Company to be applicable. If Executive is deceased at the time awarded Units are settled, the Company will make payment to a Beneficiary that Executive shall designate.

     7. Phantom Unit Value. Any Phantom Units issued through April 29, 2012 will bear an initial value of $10.00 per unit. The value of Phantom Units thereafter will be determined pursuant to a formula based upon net income, as adjusted, as provided in the Plan.

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     8. Employment Status. Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement, the employment of Executive by the Company remains is “at will” and may be terminated by either Executive or the Company at any time.

     9. Tax Status and Section 409A Compliance. This Agreement, the Plan and the awards of Phantom Units will comply with Section 409A of the Internal Revenue Code as applicable and the Agreement will be administered consistently with this intent. If any payments or awards constitute nonconforming deferred compensation subject to taxation under the provisions of Section 409A, Executive agrees that the Company may, without consent, modify the Plan, this Agreement and awards of Phantom Units (even retroactively) as the Company deems necessary or advisable to preclude any such payments or benefits from being deemed taxable under Section 409A.

     10. Compliance With Law. The Company is excused from compliance with any term or condition of the Plan and this Agreement to the extent prohibited by law, including but not limited to federal banking and securities regulations, or as otherwise directed by one or more regulatory agencies having jurisdiction over the Company or any of its subsidiaries and affiliates.

     11. This Agreement and the Plan will be effective with respect to Executive upon execution and delivery of the Agreement by both the Company and Executive.

EXECUTIVE	FIRST BANK

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